APPENDIX A

First Security Fund Advisers, Inc.

PERSONAL INVESTMENT AND TRADING POLICY

STATEMENT ON INSIDER TRADING AND CODE OF ETHICS

DEFINITIONS

The term “Access Person” means (i) any Supervised Person who (1) has access to nonpublic information regarding a Client’s purchase or sale of securities; (2) has access to nonpublic information regarding the portfolio holdings of a Reportable Fund; (3) is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic.

The term “Adviser” means First Security Fund Advisers, Inc., a registered investment adviser.

The term “Advisers Act” means the Investment Advisers Act of 1940, as amended.

D.	The term “Advisory Person” means any Supervised Person who, in connection with his or her regular functions or duties, makes, participates in , or obtains information regarding, the purchase or sale of Securities by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

E.	An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

You will be considered to have “Beneficial Ownership” in a Security if: (i) you have a Pecuniary Interest in such Security; (ii) you have voting power with respect to the Security, meaning the power to vote or direct the voting of such Security; or (iii) you have the power to dispose, or direct the disposition of, such Security. If you have any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, you should contact the Chief Compliance Officer.

The “Chief Compliance Officer” is the Chief Compliance Officer of the Adviser.

The term “Client” means any investment entity or account advised or managed by the Adviser, including any pooled investment vehicle advised by the Adviser.

The term “Commission” means the U.S. Securities and Exchange Commission.

The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

The term “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

The term “Investment Company Act” means the Investment Company Act of 1940, as amended.

The term “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

The term “Non-Reportable Securities” means: (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the Investment Company Act, other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

You will be considered to have a “Pecuniary Interest” in a Security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, you will be deemed to have a Pecuniary Interest in all Securities owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a “Pecuniary Interest” in all Securities held by such partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a Pecuniary Interest in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary Interest in such Securities, whether or not your right is presently exercisable; (v) if you are a member-manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the Securities held by such limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all Securities held by that trust. For purposes of this Policy, Statement and Code, the term “Immediate Family” includes a Supervised Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship. If you have any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, you should contact the Chief Compliance Officer.

The term “Registered Fund” means an investment company registered under the Investment Company Act.

The term “Reportable Fund” means (i) any Registered Fund for which the Adviser serves as investment adviser; or (ii) any Registered Fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser or is under common control with the Adviser. As used in this definition, the term control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act.

The term “Reportable Security” includes all Securities other than Non-Reportable Securities.

The term “Securities Act” means the Securities Act of 1933, as amended.

The term “Security” has the same meaning as it has in section 202(a)(18) of the Advisers Act. For purposes of this Policy, Statement and Code, the following are Securities:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security. Any securities-based swap agreement also will be considered a Security for purposes of this Policy, Statement and Code. “Security” also includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

The following are not Securities:

Commodities, futures and options traded on a commodities exchange, including currency futures. (NOTE: Futures and options on any group or index of Securities are Securities.)

The term “Supervised Person” means (i) any partner, director or officer of the Adviser, or other person occupying a similar status or performing similar function; (ii) employees of the Adviser; and (iii) any other persons who provide advice on behalf of Adviser and are subject to the Adviser’s supervision and control.

PERSONAL INVESTMENT AND TRADING POLICY

General Statement

Pursuant to this Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Policy, Statement and Code”), the Adviser seeks to foster and maintain a reputation for honesty, integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in the Adviser is highly valued and must be protected. As a result, the Adviser and its Supervised Persons must not act or behave in any manner or engage in any activity that (1) creates even the suspicion or appearance of the misuse of material, nonpublic information by the Adviser or any Supervised Person, (2) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Client, or (3) creates any actual or potential conflict of interest, or even the appearance of a conflict of interest, between a Client, on the one hand, and the Adviser or any Supervised Person, on the other hand.

In addition, the Federal Securities Laws require that investment advisers maintain a record of every transaction in any Security (with certain exceptions, as described below) in which any Access Person acquires or disposes of Beneficial Ownership of such Security and such Security is or was held in an account over which the Access Person has direct or indirect influence or control.

The Adviser has developed the following policies and procedures relating to personal trading in Securities and the reporting of such personal trading in Securities in order to ensure that each Access Person satisfies the requirements of this Policy Statement and the Code.

Requirements of this Policy, Statement and Code

Duty to Comply with Applicable Laws.

All Supervised Persons are required to comply with the Federal Securities Laws, the fiduciary duty owed by the Adviser to its Clients, and this Policy, Statement and Code.

Duty to Report Violations.

Each Supervised Person is required by law to promptly notify the Chief Compliance Officer in the event such Supervised Person knows or has reason to believe that such Supervised Person or any other Supervised Person has violated any provision of this Policy, Statement and Code. If a Supervised Person knows or has reason to believe that the Chief Compliance Officer has violated any provision of this Policy, Statement and Code, such Supervised Person must promptly notify the Chief Executive Officer, and is not required to so notify the Chief Compliance Officer.

The Adviser is committed to fostering a culture of compliance. The Adviser therefore urges you to contact the Chief Compliance Officer if you believe you have any reason to do so. You will not be penalized and your status at the Adviser will not be jeopardized by communicating with the Chief Compliance Officer. Reports of violations or suspected violations also may be submitted anonymously to the Chief Compliance Officer. Any retaliatory action taken against any person who reports a violation or a suspected violation of this Policy, Statement and Code is itself a violation of this Policy, Statement and Code and cause for appropriate corrective action, including dismissal.

Restrictions on Access Persons Trading in Securities

General Statement

No Access Person may engage in a transaction in a Security that is also the subject of a transaction by a Client if such Access Person’s transaction would disadvantage or appear to disadvantage the Client. The following specific restrictions apply to all trading activity by Access Persons and Advisory Persons, as applicable:

Any transaction in a Security in anticipation of an order from or on behalf of a Client (front running) is prohibited.

Any transaction of a Security included on the Restricted List of issuers maintained by the Adviser is prohibited. The Adviser’s “Restricted List” shall include the name of any company as to which one or more individuals at the Adviser may have material information which has not been publicly disclosed.

Any transaction in a Security which the Access Person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale, by or on behalf of a Client is prohibited until the business day after the Client’s transaction has been completed or consideration of such transaction is abandoned.

Any transaction in a Security by an Advisory Person during the period which begins seven days before and ends with seven business days after any Client has traded in that Security is prohibited.

Any short selling or option trading that is economically opposite any pending transaction for any Client is prohibited.

Any transaction in a Security that would result in an Access Person’s profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Security within 60 calendar days is prohibited.

Use of Broker-Dealers and Brokerage Accounts

An Access Person must execute all purchases or sales of Reportable Securities in which, or by reason of the transaction the Access Person will acquire, Beneficial Ownership, through a registered broker-dealer.

The following transactions must be pre-cleared by the Chief Compliance Officer:

Any transaction (not otherwise prohibited by the restrictions in Section II.C.1 or exempt from pre-clear under Section 11.C.4.) resulting in an Access Person’s acquisition of Beneficial Ownership of any Securities in an Initial Public Offering or Limited Offering.

Such other classes of transactions (not otherwise prohibited by the restrictions in Section II.C.1.) as may be specified from time to time by the Chief Compliance Officer based upon a determination that the transactions may violate Rule 204A-1 under the Advisers Act.

Preclearance and Verification Procedures To Implement Trading Restrictions.

The following procedures shall govern all transactions in Securities in which an Access Person has or seeks to obtain Beneficial Ownership of such Securities (“Access Person Accounts”) and which are subject to preclearance by the Chief Compliance Officer.

Access Person Transactions Subject to Preclearance

An Access Person must submit an Access Person Trade Preclearance Form (a copy of which is attached as Exhibit 4) to the Chief Compliance Officer prior to executing any transaction that requires pre-clearance as set forth in Section II.C.3. The Chief Compliance Officer will notify an Access Person within 2 business days as to whether or not the pre-clearance request is approved or denied.

A transaction for an Access Person’s account may not be approved if it is determined by the Chief Compliance Officer that the Access Person is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any “Client Transaction,” any of the trading restrictions set forth in Section II.C.1, or this Policy, Statement and Code.

The determination that an Access Person may unfairly benefit from, or that an Access Person transaction may conflict with or appears to be in conflict with, a Client Transaction will be made on a case by case basis. It is possible that the failure to authorize a transaction pursuant to preclearance could be costly to an Access Person or members of an Access Person’s family. It is understood and acknowledged that the Adviser’s trading restrictions are considered necessary to avoid conflicts of interest or the appearance of conflicts of interest, and thus benefit the Adviser and its Supervised Persons.

The Chief Compliance Officer’s determination to approve or deny a request for preclearance shall be in writing. An Access Person may appeal a denial of a preclearance request by written notice to the Chief Compliance Officer within two business days after receipt of notice of denial. Such appeal shall be resolved promptly by counsel to the Adviser.

Clearance is Effective Only for the Day on Which It is Granted

Pre-clearance approval issued pursuant to these procedures is effective only for a specified Security and only until the close of business on which approval is granted. If a trade is not executed by the close of business, a new Access Person Trade Preclearance Form must be submitted.

REPORTING

Reports About Securities Holdings and Transactions

Access Persons must submit to the Chief Compliance Officer periodic written reports about their Reportable Securities holdings and transactions and their Securities accounts (and the Reportable Securities holdings and transactions and Securities accounts of other persons if the Access Person has a Beneficial Ownership interest in the Securities contained in such accounts). The reports are intended to identify conflicts of interest that could arise when an Access Person invests in a Security or holds accounts that permit these investments, and to promote compliance with this Policy, Statement and Code. The Adviser is sensitive to privacy concerns and will not disclose your reports unless necessary to implement the provisions of this Code. Any unauthorized disclosure of the reports provided by Access Persons will be promptly brought to the attention of the applicable Access Person. Report forms are attached.

Failure to file a timely, accurate, and complete report is a serious breach of Commission rules and this Policy, Statement and Code. If an Access Person is late in filing a report, or files a report that is misleading or incomplete, such Access Person may face sanctions including withholding of bonuses or termination of employment.

Initial Holdings Report: Within 10 days after the Initial Reporting Date, an Access Person must submit to the Adviser an initial holdings report (a form of which is attached as Exhibit 1) based on information that is current as of a date not more than 45 days prior to such date. The term “Initial Reporting Date” means the later to occur of (i) the effective date of this Policy, Statement and Code, and (b) the date on which you become an Access Person. The initial holdings report contains the following information:

The name/title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which you have Beneficial Ownership. If an Access Person maintains one or more Securities accounts, and the statements for such accounts contain all information required by the Initial Holdings Report, the Access Person may attach a recent account statement for each account (as of a date not more than 45 days prior to the date of the initial holdings report) to the Initial Holdings Report in lieu of listing all Reportable Securities on the report. (See Exhibit 1)

The name and address of any broker, dealer, or bank that maintains any account holding Securities for which you have Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held. If an Access Person maintains one or more Securities accounts, and the statements for such accounts contain all information required by the Initial Holdings Report, the Access Person may attach a recent account statement for each account (as of a date not more than 45 days prior to the date of the initial holdings report) to the Initial Holdings Report in lieu of listing all such accounts on the report. (See Exhibit 1)

An executed statement (and a letter or other evidence) pursuant to which you have instructed each broker, dealer, or bank to provide duplicate account statements and confirmations of all Reportable Securities transactions to the Adviser, unless the Adviser indicates that the information is otherwise available to it. The form of this statement is attached as Exhibit 3.

The date you submitted the report.

Quarterly Transaction Report: Within 30 days after the end of each calendar quarter an Access Person must submit to the Chief Compliance Officer a transaction report (a form of which is attached as Exhibit 2 that contains:

With respect to any transaction during the quarter in any Reportable Security in which you had, or as a result of the transaction acquired, Beneficial Ownership of such Reportable Security:

The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of (or the principal amount of debt represented by) and principal amount of each Reportable Security involved;

The nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);

The price at which the transaction in the Reportable Security was effected; and

The name of the broker, dealer, bank, or other institution with or through which the transaction was effected.

The name and address of any broker, dealer, or bank that maintained any account in which any Reportable Securities were held during the quarter of which you have Beneficial Ownership, the account numbers and names of the persons for whom the accounts were held, and the date when each account was established.

An executed statement (and a letter or other evidence) pursuant to which you have instructed each broker, dealer or bank that has established a new account over which you have direct or indirect influence or control during the past quarter to provide duplicate account statements and confirmations of all Reportable Securities transactions to the Adviser, unless the Adviser indicates that the information is otherwise available to it. The form of this statement is attached as Exhibit 3.

The date that you submitted the report.

***A quarterly transactions report is not required to be sent to the Chief Compliance Officer since duplicate information contained in trade confirmations or account statements are already received by the Chief Compliance Officer within 30 days after the close of the calendar quarter in which the transaction takes place. ***

Annual Holdings Report: You must, no later than January 31 of each year, submit to the Chief Compliance Officer a report (the form of which is attached as Exhibit 1) that is current as of a date no earlier than December 31 of the preceding calendar year (the “Annual Report Date”) and that contains:

The name/title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which you, the Access Person, have Beneficial Ownership on the Annual Report Date. If the Access Person maintains one or more Securities accounts, the Access Person may attach an account statement (as of a date not more than 45 days prior to the date of the Annual Holdings Report) for each account to the Annual Holdings Report in lieu of listing all Reportable Securities on the report.

The name and address of any broker, dealer, or bank that maintained any account holding any Securities for which you have Beneficial Ownership on the Annual Report Date, the account numbers and names of the persons for whom the accounts are held, and the date when each account was established. If an Access Person maintains one or more Securities accounts, and the statements for such accounts contain all information required by the Annual Holdings Report, the Access Person may attach an account statement (as of a date not more than 45 days prior to the date of the Annual Holdings Report) for each account to the Annual Holdings Report in lieu of listing all such accounts on the report. (See Exhibit 1)

The date that you submitted the report.

Exception to requirement to list transactions or holdings: An Access Person is not required to submit holdings or transactions reports for any account over which the Access Person has no direct or indirect influence or control or with respect to transactions effected pursuant to an Automatic Investment Plan, unless requested by the Adviser. An Access Person must still identify the existence of such accounts in the Initial Holdings and Annual Holdings Reports. Transactions that override pre-set schedules or allocations of an automatic investment plan, however, must be included in a quarterly transaction report.

Please ask the Chief Compliance Officer if you have questions about the above-described holding and transaction reporting requirements.

Review of Reports and Other Documents

The Chief Compliance Officer will promptly review each report submitted by Access Persons, and each account statement or confirmation from institutions that maintain their accounts. To ensure adequate scrutiny, documents concerning the Chief Compliance Officer will be reviewed by the Chief Executive Officer.

Review of submitted holding and transaction reports will include not only an assessment of whether the Access Person followed all required procedures of this Policy, Statement and Code, such as preclearance, but shall also compare the personal trading to any restricted lists and client transactions and periodically analyze the Access Person’s trading for patterns that may indicate abuse.

STATEMENT ON INSIDER TRADING

Background

Insider trading – trading Securities while in possession of material, nonpublic information or improperly communicating such information to others – may expose a person to stringent regulatory penalties. The Commission may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person engaging in insider trading from the securities industry. In addition, shareholders of a public company may sue seeking to recover damages for insider trading violations relating to trading in company securities.

Regardless of whether a federal inquiry occurs, the Adviser views seriously any violation of the Statement on Insider Trading (the “Statement”). Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Supervised Person legitimately may be uncertain about the application of the Statement in a particular circumstance. Supervised Persons should direct any questions relating to the Statement to the Chief Compliance Officer. A Supervised Person must also notify the Chief Compliance Officer immediately if he or she knows or has reason to believe that a violation of the Statement has occurred or is about to occur.

Statement of Adviser Policy

1. Buying or selling Securities on the basis of material nonpublic information is prohibited. This would include purchasing or selling (i) Securities in which the Supervised Person has a Beneficial Interest, or (ii) for the account of a client. If any Supervised Person is uncertain as to whether information is “material” or “nonpublic,” such person should consult the Chief Compliance Officer.

2. Disclosing material, nonpublic information to inappropriate personnel, whether or not for consideration (i.e., tipping) is prohibited. Material, nonpublic information must be disseminated on a “need to know basis” only to appropriate personnel. This would include any confidential discussions between the issuer and personnel of the Adviser. The Chief Compliance Officer should be consulted if a question arises as to who is privy to material, nonpublic information.

3. Assisting anyone transacting business on the basis of material, nonpublic information through a third party is prohibited.

4. The following summarizes principles important to this Statement:

(a) What is “Material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s Securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries. Supervised Persons should direct any questions regarding the materiality of information to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a Security. Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

(b) What is “Nonpublic” Information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely.

5. Identifying Insider Information

Before executing any trade for oneself or others, including any Client, a Supervised Person must determine whether he or she has access to material, nonpublic information. If a Supervised Person believes he or she might have access to material, nonpublic information, he or she should take the following steps:

(a) Immediately alert the Chief Compliance Officer, so that the applicable Security may be placed on the Restricted List if appropriate.

(b) Do not purchase or sell the Securities subject to material, nonpublic information on behalf of any person.

(c) Do not communicate the information inside or outside of the Adviser, other than to the Chief Compliance Officer.

The Chief Compliance Officer will review the issue, determine whether the information is material and nonpublic, and, if so, what action the Adviser should take.

6. Contacts With Public Companies; Tender Offers

Contacts with public companies represent part of the Adviser’s research efforts and the Adviser may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Supervised Person, in the course of these contacts, becomes aware of material, nonpublic information. For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors. In such situations, the Adviser must make a judgment about its further conduct. To protect oneself, clients, and the Adviser itself, a Supervised Person should immediately contact the Chief Compliance Officer if he or she believes he or she may have received material, nonpublic information.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the target company’s Securities. Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either. Supervised Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

Procedures To Implement Statement

Responsibilities of Supervised Persons

All Supervised Persons must make a diligent effort to ensure that a violation of the Statement does not either intentionally or inadvertently occur. In this regard, all Supervised Persons are responsible for:

Reading, understanding and consenting to comply with the insider trading policies contained in this Statement;

Ensuring that no trading occurs in Securities for which they have material, nonpublic information in accounts in which they maintain a Beneficial Ownership interest or any client accounts;

Not disclosing insider information obtained from any source whatsoever to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution;

Consulting the Chief Compliance Officer when questions arise regarding insider trading or when potential violations of the Statement are suspected;

Advising the Chief Compliance Officer of all outside activities, directorships, or major ownership (over 5%) in a public company. No Supervised Person may engage in any outside activities as employee, proprietor, partner, consultant, trustee officer or director without prior written consent of the Chief Compliance Officer; and

Being aware of, and monitoring, any clients who are shareholders, directors, and/or senior officers of public companies. Any unusual activity including a purchase or sale of restricted stock must be brought to the attention of the Chief Compliance Officer.

Security

In order to prevent accidental dissemination of material nonpublic information, personnel must adhere to the following guidelines.

Inform management when unauthorized personnel enter the premises.

Lock doors at all times in areas that have confidential and secure files.

Refrain from discussing sensitive information in public areas.

Refrain from leaving confidential information on message devices.

Maintain control of sensitive documents including handouts and copies intended for internal dissemination only.

Ensure that faxes and e-mail messages containing sensitive information are properly sent, and confirm that the recipient has received the intended message.

Do not allow passwords to be given to third parties.

POLICY ON GIFTS

A Supervised Person must seek preclearance from the Chief Compliance Officer before accepting any gift, entertainment, favor, preferential treatment or other consideration of any kind (each a “Gift”) from any person or entity that does business, or desires to do business, with the Adviser directly or on behalf of a client. Gifts, collectively, accepted by a Supervised Person during a calendar year must have an aggregate value of $100 or less.

You may not give a Gift to persons associated with securities or financial organizations, exchanges, member firms, commodity firms or news media, and accounting and law firms.

If a Gift would be embarrassing to a Supervised Person or the Adviser if made public, the Chief Compliance Officer shall not authorize the Supervised Person to accept the gift of entertainment.

Each Supervised Person must notify the Chief Compliance Officer of any such event, dinner or other function attended by such Supervised Person, as well as an estimate of the cost involved

COMPLIANCE

Certificate of Receipt

Each Supervised Person is required to acknowledge receipt of a copy of the Adviser’s Compliance and Procedures Manual and any amendments thereto and that he or she has read and understands the contents of the Manual. The Adviser’s Compliance and Procedures Manual is comprised of the Adviser’s compliance policies and procedure which include this Policy, Statement and Code.

Annual Certificate of Compliance

Each Supervised Person is required to certify upon becoming a Supervised Person or the effective date of the Adviser’s Compliance and Procedures Manual, whichever occurs later, and annually thereafter, that he or she has read and understands the Adviser’s Compliance and Procedures Manual which includes this Policy, Statement and Code and recognizes that he or she is subject to the policies and procedures contained in the manual. Each annual certificate will also state that you have complied with all provisions of the Adviser’s Compliance and Procedures Manual which includes this Policy, Statement and Code during the prior year.

Remedial Actions

If you violate this Policy, Statement and Code (including filing a late, inaccurate or incomplete holdings or transaction report), you shall be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (1) a warning; (2) disgorgement of profits; (3) imposition of a fine (which may be substantial); (4) demotion (which may be substantial); (5) suspension of employment (with or without pay); (6) termination of employment; or (7) referral to civil or governmental authorities for possible civil or criminal prosecution. If you are normally eligible for a discretionary bonus, any violation of the Policy, Statement and Code may also reduce or eliminate the discretionary portion of your bonus.

RETENTION OF RECORDS

The Chief Compliance Officer will maintain, for a period of five years unless specified in further detail below, the records listed below. The records will be maintained at the Adviser’s principal place of business in an easily accessible but secure place.

A record of the names of persons who are currently, or within the past five years were, Access Persons of the Adviser and, subject to this Policy, Statement and Code during that period.

The annual certificate of compliance signed by all Supervised Persons acknowledging receipt of the Adviser’s Compliance and Procedures Manual which includes this Policy, Statement and Code and that they are subject to it and will comply with the terms set forth in the Adviser’s Compliance and Procedures Manual. All Annual Certificates of each Supervised Person shall be kept for five years after the individual ceases to be a Supervised Person.

A copy of each Policy, Statement and Code that has been in effect at any time during the five-year period.

A copy of each report made by an Access Person pursuant to this Policy, Statement and Code, including any broker trade confirmations or account statements that were submitted in lieu of such persons’ quarterly transaction reports.

A record of all known violations of the Policy, Statement and Code and of any actions taken as a result thereof, regardless of when such violations were committed.

A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted or the request is denied.

A record of all reports made by the Chief Compliance Officer related to this Policy, Statement and Code.

NOTICES.

For purposes of this Policy, Statement and Code, all notices, reports, requests for clearance, questions, contacts, or other communications to the Chief Compliance Officer shall be considered delivered if given to the Chief Compliance Officer.

REVIEW.

This Policy, Statement and Code shall be reviewed by the Chief Compliance Officer on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to the Adviser or Supervised Persons. Supervised Persons are encouraged to contact the Chief Compliance Officer with any comments, questions or suggestions regarding implementation or improvement of the Policy, Statement and Code.

DISCLOSURE

The Adviser shall describe its Code of Ethics in its Form ADV Part II and, upon request, shall furnish current or potential Clients with a copy of the Code of Ethics.

Adopted:    March 24, 2015

Exhibit 1

First Security Fund Advisers, Inc.

INITIAL REPORT OR ANNUAL REPORT OF ACCESS PERSON’S

PERSONAL SECURITIES ACCOUNTS AND HOLDINGS

Initial Report     ☐

Annual Report   ☐

Name of Supervised Person:

In accordance with the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Policy, Statement and Code”), please provide the following information:

Name of Brokers, Dealers, Banks or Other Institutions Maintaining Securities Accounts

Provide the name of any broker, dealer, or bank holding accounts containing Securities and in which you maintain Beneficial Ownership. Please include Reportable Securities in all accounts for which you make investment decisions (other than accounts of any clients related to you).

Name of Institution         Account Number         Account Registration             Beneficial Interest*

*	Describe your interest in the account (e.g. account for self, account of Immediate Family Member, account over which you exercise discretion etc.)

List of Reportable Securities

Provide a list of Reportable Securities in which you have a Beneficial Interest. This includes not only Reportable Securities held by brokers, but also Reportable Securities held at home, in safe deposit boxes or directly by an issuer (e.g. a transfer agent for a mutual fund). Please also include Reportable Securities in all accounts for which you make investment decisions (other than accounts of any clients related to you).

Name of Security     Symbol         Number of Shares     Principal Amount     Value

	Name of Security*	Symbol	Quantity	Value

1.

2.

3.

4.

5.

*Including principal amount, if applicable.

Note: If periodic statements for your accounts contain all of the requested information you may attached a copy of the most recent statement for each account (which must be dated within 45 days of the date of this Initial Holdings Report) to satisfy the disclosure requirements of this form.

I certify that this form and the attached statements (if any) contain all information regarding my Securities accounts and Reportable Securities that I am required to report, as set forth in the Policy, Statement and Code.

I also certify that I have caused duplicate confirms and duplicate statements to be sent to the Chief Compliance Officer of First Security Fund Advisers, Inc. for every account listed above that trades in Securities as defined in the Policy, Statement and Code.

Signature

Print Name

Date:

Exhibit 2

First Security Fund Advisers, Inc.

QUARTERLY TRANSACTION REPORT

I have requested that you receive duplicate statements and confirms on my behalf from the following brokers, dealers and banks:

Name	Institution	Account Number	Date	Date Account Opened

The following are Reportable Securities transactions that have not been reported and/or executed through a broker, dealer or bank (i.e., direct purchase of a Limited Offering) during the previous calendar quarter.

Date	Buy/Sell	Security Name	Amount	Price	Issuer

By signing this document, I am certifying that I have caused duplicate confirms and duplicate statements to be sent to the Chief Compliance Officer of First Security Fund Advisers, Inc. for every account maintained with a broker, dealer, or bank that trades in Securities.

Date	Signature

Exhibit 3

First Security Fund Advisers, Inc.

LETTER OF DIRECTION

[Name of broker, dealer or bank]

[Address of broker, dealer or bank]

Re:	Notification of Account Approval

Dear Ladies and Gentleman:

We are providing this letter to you at the request of                                         , (the “Supervised Person”), who is employed by or otherwise associated with First Security Fund Advisers, Inc. and who holds the account(s) listed below with your firm. Please accept this letter as confirmation that we are aware of and have authorized the Supervised Person to maintain such account(s).

Account Name	Account Number

By his or her signature below, the Supervised Person hereby requests that you forward duplicate monthly account statements and trade confirmations relating to the account(s) listed above to the following address:

First Security Fund Advisers, Inc.

521 President Clinton Avenue

Suite 800

Little Rock, Arkansas 72201

Attention: Chief Compliance Officer

Signature of Supervised Person:

Please direct any questions or comments you may have to my attention. I can be reached at [CCO Phone Number]. Thank you for your cooperation.

Sincerely yours,

Exhibit 4

ACCESS PERSON TRADE PRECLEARANCE FORM

PLEASE USE A SEPARATE FORM FOR EACH SECURITY

Name of Supervised Person (please print)
Department	Portfolio Manager or Supervisor	Telephone
Broker	Account Number	Telephone
[_] Buy [_] Sell		Ticker Symbol

Quantity	Issue (Full Security Description)
Source of idea (please explain where you learned of the trade opportunity):

IPO	Private Placement

[_] Yes [_] No	[_] Yes [_] No
Approvals
This area reserved for Chief Compliance Officer use only
Trade Has Been	Date Approved

[ ] Approved [ ] Not Approved

Legal / Compliance (if required)

Approvals are valid until the close of business on the day approval has been granted. Accordingly, GTC (good till canceled) orders are prohibited. If a trade is not executed by the close of business, you are required to submit a new preclearance form. It is each Supervised Person’s responsibility to comply with all provisions of the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Policy, Statement and Code”). Obtaining preclearance satisfies the preclearance requirements of the Policy, Statement and Code, but does not imply compliance with the Policy, Statement and Code’s other provisions.

Preclearance procedures apply to all Access Persons and their Immediate Family (as defined by the Policy, Statement and Code) including: a) all accounts in the name of the Access Person or the Access Person’s spouse or minor children; b) all accounts in which any of such persons have a beneficial interest; and c) all other accounts over which any such person exercises any investment discretion. Please see the Policy, Statement and Code for the complete definition of Immediate Family.

By signing below the Supervised Person certifies the following: The Supervised person agrees that the above order is in compliance with the Policy, Statement and Code and is not based on knowledge of an actual Fund order within the previous seven calendar days in the Security that is being purchased or sold, or knowledge that the Security is being considered for purchase or sale in one or more specific Fund accounts, or knowledge of a change or pendency of a change of an investment management recommendation. The Supervised Person also acknowledges that he or she is not in possession of material, inside information pertaining to the Security or issuer of the Security.

Supervised Person Signature	Date

PLEASE SEND A COPY OF THIS FORM TO THE CHIEF COMPLIANCE OFFICER FOR ALL PROPOSED TRADES. YOU ARE NOT AUTHORIZED TO ENGAGE IN THE PROPOSED TRADE UNTIL YOU RECEIVE A COPY OF THIS FORM MARKED TO INDICATE THE APPROVAL OF THE CCO.